                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-81474

                              SKILLSOFT CORPORATION

                 PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 5, 2002
                    TO THE PROSPECTUS DATED FEBRUARY 11, 2002

     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

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     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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     The information in the following table is presented as of May 20, 2002 and supersedes in part the information in the table appearing under the heading "Selling Stockholders" in the prospectus. The following table excludes shares sold by the selling stockholder pursuant to the Registration Statement prior to May 20, 2002.

                                              Shares of Common Stock         Number of Shares    Shares of Common Stock to
                                           Beneficially Owned Prior to       of Common Stock       be Beneficially Owned
 Name of Selling Stockholder                     the Offering (1)              Being Offered        After Offering (1)(2)
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                                               Number      Percentage                              Number       Percentage
--------------------------------------------------------------------------------------------------------------------------
Commonwealth Capital Ventures, L.P.            170,548          *                 170,548              --               --
BancBoston Investments Inc.                     20,975          *                  20,975              --               --
Commonwealth Venture Partners, L.P.              2,098          *                   2,098              --               --
Pension Reserves Investment Management
Bd-STE                                         104,876          *                 104,876              --               --

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* Less than one percent.
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(1)      Of the total shares of common stock listed as owned by the selling stockholders, a total of 95,454 shares are held in an escrow account to secure indemnification obligations of the former stockholders of Books24x7.com, Inc. to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on December 28, 2002. The number of shares indicated as owned by each selling stockholders includes those shares (representing 10% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.